Exhibit 99.1

Investor Contact:

    Dennis Meulemans

    Chief Financial Officer

    Phone: (847) 303-5300

    Email: DMeulemans@addus.com

Addus HomeCare Announces Withdrawal of Temporary Restraining Order Motion

Palatine, IL, February 22, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today that Advantage Health Systems, Inc. has withdrawn its February 19, 2013 motion for a temporary restraining order that sought to prevent Addus from closing upon the proposed sale of its home health division to LHC Group, Inc., and Advantage has informed the Court of Chancery of the State of Delaware that it will dismiss its action against Addus for breach of contract. On Tuesday, February 19, Addus issued a press release regarding the filing of this action.

The Company remains fully committed to consummating the contemplated sale to LHC Group, Inc. as planned on or about February 28, 2013 on the terms and subject to the conditions set forth in the Asset Purchase Agreement entered into by the parties on February 7, 2013.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including our expectations regarding the consummation of the transactions contemplated by the Asset Purchase Agreement with LHC Group, Inc. There can be no assurance that such closing will proceed as planned. There can be no assurance, if the transaction is completed, that the potential benefits of the sale of the home health division will be realized. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.